INTERIM SUB-ADVISORY AGREEMENT

     AGREEMENT dated as of [ ], 2002, between AmSouth Investment Management Company, LLC, an investment adviser having its principal place of business in Alabama (herein called the "Investment Adviser") and Dimensional Fund Advisors Inc., a corporation having its principal place of business in California (herein called the "Sub-Adviser").

     WHEREAS, Variable Insurance Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has retained the Investment Adviser to provide or procure investment advisory services on behalf of certain investment portfolios of the Trust pursuant to an investment advisory agreement dated September 16, 1997, as amended and restated May 21, 2001 (the "Advisory Agreement");

     WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to assist the Investment Adviser in providing investment advisory services in connection with each portfolio of the Trust as now or hereafter may be identified on Schedule A hereto, as such Schedule may be amended from time to time with the consent of the parties hereto (each a "Fund");

     WHEREAS, the Investment Adviser formerly retained another sub-adviser pursuant to a sub-advisory agreement that has been terminated as of the date hereof;

     WHEREAS, the Sub-Adviser is willing to provide such services to the Investment Adviser upon the terms and conditions and for the compensation set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

     1. Appointment. The Investment Adviser hereby appoints the Sub-Adviser its sub-adviser with respect to the Fund and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust or the Investment Adviser.

     2. Delivery of Documents. The Investment Adviser shall furnish to the Sub-Adviser copies of the following documents:

          (a) The Declaration of Trust of the Trust as in effect on the date hereof;

          (b) The By-laws of the Trust as in effect on the date hereof;

          (c) The resolutions of the Board approving the engagement of the Sub-Adviser as sub-adviser for the Fund and approving the form of this Agreement;

          (d) The resolutions of the Board selecting the Investment Adviser as investment adviser to the Fund and approving the form of the Investment Advisory Agreement with the Trust, on behalf of the Fund;

          (e) The Investment Advisory Agreement with the Trust, on behalf of the Fund;

          (f) Current copies of the registration statement, Prospectus and Statement of Additional Information of the Trust relating to the Fund;

          (g) Resolutions, policies and procedures adopted by the Board in respect of the management or operation of the Fund; and

          (h) A list of affiliated brokers and underwriters and other affiliates for compliance with applicable provisions of the Investment Company Act.

     The Investment Adviser shall furnish the Sub-Adviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items
(a) through (h) above shall be provided within 30 days of the times such materials became available to the Investment Adviser and, until so provided, the Sub-Adviser may continue to rely on those documents previously provided. With respect to Items (g) and (h) above, the Sub-Adviser shall have a reasonable amount of time, giving due consideration to the nature of the information so provided, to process such information before it becomes effective as to the Sub-Adviser.

     3. Sub-Advisory Services to the Fund.

          (a) Subject to the supervision of the Investment Adviser, the Sub-Adviser will provide a continual investment program for such portion, if any, of the Fund's assets, that is allocated to the Sub-Adviser by the Investment Adviser from time to time. With respect to such assets, the Sub-Adviser will: (i) make investment decisions with respect to the investment and re-investment of the Fund's assets; (ii) place orders for all purchases and sales of the investments made for the Fund; (iii) maintain the books and records required in connection with its duties hereunder; and (iv) keep the Investment Adviser informed of developments materially affecting the Fund. The Investment Adviser shall retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of the Sub-Adviser.

          (b) The Sub-Adviser will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities; provided that, notwithstanding this Paragraph 3(b), the liability of the Sub-Adviser for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Paragraph 11(a) of this Agreement.

          (c) The Sub-Adviser will communicate to the Trust's custodian and Fund accountants as instructed by the Investment Adviser on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be affected, (iv) the CUSIP or SEDOL number of the security, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Advisory Agreement.

          (d) The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information and such other guidelines as the Board of Trustees of the Trust ("Board") may establish and which are provided to Sub-Adviser in accordance with Section 2 of this Agreement.

          (e) The Sub-Adviser will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Trust's Board with such periodic and special reports as the Board may reasonably request.

          (f) After each month-end the Sub-Adviser will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund's shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will report any errors or discrepancies in such reports to the Trust or its designee within three (3) business days after discovery of such discrepancies.

          (g) At such times as reasonably requested by the Board or the Investment Adviser, the Sub-Adviser will provide economic and investment analysis and reports, and make available to the Board and the Investment Adviser such economic, statistical, or investment services normally available to similar investment company clients of the Sub-Adviser.

          (h) The Sub-Adviser will make its portfolio managers and other appropriate personnel available to the Board and the Investment Adviser at reasonable times to review the Fund's investment policies and to consult with the Board and the Investment Adviser regarding the investment affairs of the Fund, including economic and statistical and investment matters relevant to the Sub-Adviser's duties hereunder, and the portfolio strategies employed.

          (i) The Sub-Adviser will provide the Investment Adviser with quarterly compliance reports and certifications in the forms reasonably requested by the Investment Adviser.

          (j) The Sub-Adviser will provide the Trust with reasonable evidence that, with respect to its activities on behalf of the Fund, the Sub-Adviser is maintaining (i) adequate fidelity bond insurance; and (ii) an appropriate Code of Ethics and related reporting procedures.

     4. Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Adviser will consider the factors it deems relevant, including, as applicable, the experience and skill of the firm's securities traders, as well as the firm's financial responsibility and administrative efficiency. The Sub-Adviser will use its best efforts to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, and in selecting a broker to execute a particular transaction, the Sub-Adviser may consider the brokerage and research services provided to the Fund and other accounts over which the Sub-Adviser exercises investment discretion. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage or research services provided, viewed either in terms of a particular transaction or the overall responsibility of the Sub-Adviser to the Fund and its other clients. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Trust's principal distributor, the Investment Adviser or any affiliate thereof (as the term "affiliate" is defined in the 1940 Act), except to the extent permitted by Securities and Exchange Commission ("SEC") exemptive order or by applicable law.

     5. Compliance with Laws: Confidentiality: Conflicts of Interest.

          (a) The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the "Rules").

          (b) The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and information relative to the Trust and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply; (ii) after notification to the Investment Adviser or Trust, in response to regulatory inspection requests or other regulatory inquiries, or (iii) when so requested by the Investment Adviser or the Trust.

          (c) It is understood that any non-public information or non-public recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Investment Adviser, Trust or such persons as the Investment Adviser may designate in connection with the business of the Fund.

     6. Control by Trust's Board of Trustees. Any recommendations concerning the Fund's investment program proposed by the Sub-Adviser to the Fund and the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

     7. Services Not Exclusive. The Sub-Adviser's services hereunder are not deemed to be exclusive, and the Sub-Adviser shall be free to render similar or dissimilar services to others. The Investment Adviser understands, and has advised the Trust's Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. The Investment Adviser has no objection to the Sub-Adviser's acting in such capacities, provided that whenever the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more Funds, investment companies or accounts managed by the Sub-Adviser, the available securities or investments will be allocated in a manner believed by the Sub-Adviser to be equitable to each of them. It is recognized and acknowledged by the Investment Adviser that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained for or disposed of by the Fund. In addition, the Investment Adviser understands, and has advised the Trust's Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     8. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, and any other applicable Rule, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 and any other applicable Rule.

     9. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Trust or any Fund including, but not limited to, taxes, interest, brokerage fees and commissions and any extraordinary expense items.

     10. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month equal to the lesser of (i) the fee at the applicable annual rates set forth on Schedule A hereto, which is not greater than the amount payable under the former sub-advisory agreement, or (ii) such fee as may from time to time be agreed upon in writing by the Investment Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund's net assets shall be computed in the manner specified in the Prospectus and the Statement of Additional Information for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of the Fund's shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

     11. Limitation of Liability.

          (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser, the Trust or the Fund in connection with the matters to which Agreement relates, except that Sub-Adviser shall be liable to the Investment Adviser for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Investment Adviser.

          (b) The Investment Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Investment Adviser has agreed to under the Advisory Agreement.

     12. Duration and Termination. Unless sooner terminated as provided herein, this Agreement shall continue until the sooner of (a) 150 days from the date this Agreement is entered into, or (b) the date upon which Fund shareholders approve the retention of the Sub-Adviser in accordance with Section 15(a) of the 1940 Act and the Investment Adviser executes a Sub-Advisory Agreement with the Sub-Adviser; provided, however, that this Agreement may continue for a period in excess of 150 days upon the written agreement of the parties and consistent with SEC or SEC staff action or interpretation of applicable law. This Agreement may be terminated: (i) by the Trust at any time without the payment of penalty by the Board; (ii) by vote of a majority of the outstanding voting securities of the Fund; (iii) by the Investment Adviser on 60 days written notice to the Sub-Adviser; or (iv) by the Sub-Adviser on 60 days written notice to the Investment Adviser. Any notice of termination served on the Sub-Adviser by the Trust or the Investment Adviser shall be without prejudice to the obligation of the Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund. This Agreement shall terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

     13. Sub-Adviser's Representations. The Sub-Adviser hereby represents and warrants as follows:

          (a) it will manage each Fund so that each Fund will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and will comply with: (i) the diversification requirements of Section 817(h) of the Internal Revenue Code and the regulations issued thereunder; (ii) the Fund's investment objectives and investment policies; (iii) the Fund's Prospectus and Statement of Additional Information; (iv) the 1940 Act; and (v) any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies indentified 30 days in advance in writing, by Advisor or Trust to Sub-Adviser;

          (b) it will immediately notify the Trust and the Investment Adviser upon having a reasonable basis for believing that any Fund has ceased to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder; and

          (c) it will be responsible for making inquiries and for reasonably ensuring that any employee or Associated Person (as defined by the 1940 Act) of the Sub-Adviser has not, to the best of the Sub-Adviser's knowledge, in any material connection with the handling of Trust assets: (i) been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or (ii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provisions of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

     14. Insurance Company Offerees. All parties acknowledge that the Trust will offer its shares so that it may serve as an investment vehicle for variable annuity contracts and variable life insurance policies issued by insurance companies, as well as to qualified pension and retirement plans and certain other eligible investors. The Investment Adviser and the Sub-Adviser acknowledge that shares of the Funds may be offered only to investors that are approved in writing by the Investment Adviser. The Sub-Adviser and the Investment Adviser agree that the Sub-Adviser shall be under no obligation to investigate insurance companies to which the Trust offers or proposes to offer its shares or otherwise be responsible for sales by the Trust or any other party's compliance with this Section.

     15. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     16. Notification of Investment Adviser. The Sub-Adviser will promptly notify the Investment Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended; (b) the Sub-Adviser shall have been served or otherwise have notice of any action suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or the Trust; or (c) any other occurrence that reasonably could have a material adverse impact on the ability of the Sub-Adviser to provide the services provided for in this Agreement.

     17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

     18. Privacy Policy. The Sub-Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from the Investment Adviser is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of Regulation S-P, and agrees that such information: (i) shall not be disclosed to any third party for any purpose without the written consent of the Investment Adviser unless permitted by exceptions set forth in Sections 248.14 or 248.15 of Regulation S-P; and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P if so required.

     19. References to the Investment Adviser and Sub-Adviser. During the term of this Agreement, each party agrees to furnish to the other party at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Trust or the public, which refer to the other party or its clients in any way, prior to use thereof and not to use such material if the other party reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the other party by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     20. Client Suitability. The Investment Adviser understands and agrees that the Sub-Adviser, as part of its duties hereunder, is not responsible for determining whether or not the Fund is suitable and appropriate investments for the clients who invest in such.

     21. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and shall be governed by Massachusetts law.

     The names "Variable Insurance Funds" and "Trustees of Variable Insurance Funds " refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated as of July 20, 1994 and amended and restated as of February 5, 1997, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      AmSouth Investment Management Company, LLC



                                      By: _________________________________

                                      Title: ______________________________





                                      Dimensional Fund Advisors Inc.



                                      By: _________________________________

                                      Title: ______________________________

                                                          Dated:  June [ ], 2002

                                   Schedule A
                      to the Interim Sub-Advisory Agreement
             between AmSouth Investment Management Company, LLC and
                         Dimensional Fund Advisors, Inc.


         NAME OF FUND                                 COMPENSATION
AmSouth International Equity Fund - Variable    .40% on the first $40 million of
                                                average aggregate daily net
                                                assets and .20% on assets in
                                                excess of $40 million.



____________________________________________
All fees are computed daily and paid monthly.

                                      AmSouth Investment Management Company, LLC

                                      By:__________________________________
                                      Name:________________________________
                                      Title:_______________________________


                                      Dimensional Fund Advisors Inc.

                                      By:__________________________________
                                      Name:________________________________
                                      Title:_______________________________